EXHIBIT 11

                     COMPUTATIONS OF EARNINGS PER SHARE

                                         1996         1995         1994
                                      -----------  -----------  -----------
Loss from continuing operations       (7,783,713)  (4,120,554)  (1,721,628)
Loss from discontinued operations              0            0            0
                                      -----------  -----------  -----------
Net Loss                              (7,783,713)  (4,120,554)  (1,721,628)
                                      ===========  ===========  ===========

Weighted Shares Outstanding           10,187,909    5,577,120    3,004,131

Net Loss per common share:
 Loss from continued operations            (0.76)       (0.74)       (0.57)
 Loss from discontinued operations          0.00         0.00         0.00
                                      -----------  -----------  -----------
Net Loss                                   (0.76)       (0.74)       (0.57)
                                      ===========  ===========  ===========